Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Oxford Park Income Fund, Inc. of our report dated November 28, 2023, relating to the financial statements and financial highlights, which appears in Oxford Park Income Fund Inc.’s Annual Report on Form N-CSR for the period ended September 30, 2023. We also consent to the references to us under the headings “Financial Statements” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
February 7, 2024